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                                                                    Exhibit 10.8

                                    Genesis
                                Financial, Inc.
                          REAL ESTATE CONTRACT PURCHASE
                             JOINT VENTURE AGREEMENT

                                December 18, 2002

         GENESIS FINANCIAL, INC. (GENESIS) has negotiated with [ ] for a loan in the amount of $190,000 secured by interests in real estate. The loan is also personally guaranteed by the [ ]. Genesis is interested in funding 50% of the loan amount or $95,000, and has sought funding for the $95,000 balance of the loan amount from a joint venture partner.

         TEMPORARY FINANCIAL SERVICES, INC. (TFS) has considered the joint venture proposal and is willing to fund 50% of the loan subject to the terms and conditions set forth in this Joint Venture Agreement.

         It is therefore agreed as follows:

1. TFS will provide funding for the [ ] loan in an amount not to exceed $95,000 provided the [ ] loan is structured with as follows:

         a.       Term. The term of the loan shall not exceed 18 months.

         b. Interest Rate. The loan bears interest of 14% per annum plus TFS will receive 2.5 points for origination (one half of the 5 points designated in the loan documents).

         c. The loan is payable interest only for 18 months, and a balloon payment of the full remaining principal balance is due on June 20, 2004.

         d. The loan is secured by a first position in real estate and is personally guaranteed by the [ ]. GENESIS considers the collateral adequate for this type of loan.

2. TFS acknowledges that GENESIS will service the loan and will disburse 50% of any payments received on the loan to TFS within seven days of receipt.

3. TFS agrees that the legal documents reflecting the loan may be prepared in the name of GENESIS subject to the right of TFS to request, at its discretion, the recording of an assignment or other appropriate document to reflect the interest of TFS in the [ ] loan and security. GENESIS agrees to comply with a request for recording if and when made by TFS.

4. GENESIS has represented that it will retain the balance of the [ ] loan for its own account. Should the loan go into default, GENESIS will take appropriate action to protect the interests of GENESIS and TFS. If the loan is in default, and the security interests are foreclosed or the personal guarantees are enforced, the net proceeds of any amounts collected will be split 50% to GENESIS and 50% to TFS after payment of reasonable attorney's fees, collection costs, and costs of foreclosure or enforcement.

Dated this 18th day of December, 2002.


/s/ Brad E. Herr                              /s/ Michael A. Kirk
Brad E. Herr for TFS                          Michael A. Kirk for GENESIS